Exhibit 99.1

GTSI Achieves Record 4th Quarter and Yearly Sales

Growth Rate Outpaces Federal IT Market Expansion

CHANTILLY, VA. – February 23, 2005 – GTSI® Corp. (Nasdaq: GTSI), a leading government information technology solutions aggregator, today announced financial results for the quarter and year ended December 31, 2004, and monthly sales (see attached tables).

Fourth Quarter Financial Results

For the fourth quarter 2004, GTSI reported sales of $327.9 million, a 4.9% increase over the same period a year ago and reported net income of $2.7 million ($0.29 per diluted share).  Operating expenses were $34.1 million up 12.4%, driven primarily by increased employee expenses associated with growth in marketing and sales, expenses associated with the Sarbanes-Oxley (SOX) government mandate and completion of the build-out of an enterprise resource planning (ERP) system.

Gross margin in the fourth quarter of 2004 increased 17.1% from the same period a year ago, primarily due to increased revenue and higher margin percentages.

For comparative purposes, it is important to note that during the fourth quarter of 2003 the company took a one-time special charge of $6.0 million for a write-off associated with the development and implementation of an enterprise resource planning system.  Excluding the one-time special charge in 2003, net income would have been $4.0 million ($0.44 per diluted share).

Year-end Financial Results

For the year, GTSI reported sales of $1,076.1 million, a 12.8% increase over last year and reported net income of $10.3 million ($1.09 per diluted share).  Operating expenses were $110.9 million.  One large one-time factor which helped increase annual net income was a reversal of certain aged accrued liabilities of $10.1 million in the third quarter of 2004.

Crossing the Billion Dollar Threshold

“Throughout the year the men and women of GTSI continually accepted the challenges presented to them, driving the company to new heights.  Our federal government customers are increasingly relying on GTSI to meet their information technology needs as evidenced in our overall annual sales growth rate,” said Dendy Young, Chairman and Chief Executive Officer of GTSI.  “The expectations for 2005 will be even greater for our GTSI team.  We must drive new profitable business with a keen eye on margin expansion as well as top-line growth.  By delivering new solutions and financing options we will help our customers meet the significant pent up demand for IT.”

Due to the significant growth in our leasing operations during the year, the Company has established a lease subsidiary, GTSI Financial Services (GFS).  With increased budget scrutiny, GFS provides a valuable capital funding alternative for customers to undertake new IT initiatives without delaying critical infrastructure investments.  GFS is expected to play an increased role at GTSI in the coming year.

The company’s customer mix in 2004 was 35% Department of Defense, 40% Civilian agencies and departments, 20% prime contractors, and 5% state and local government business.

Leading revenue-generating offerings for the year were mobile and desktop computers, enterprise computers, software, networking, services and enterprise storage.  GTSI’s top revenue generating partners for 2004 included Panasonic, HP, Sun, Cisco, and Microsoft.

Government Marketplace Update

“For the first time in many years, the calendar year begins with full funding of all federal agencies,” said Mr. Young.  “We feel that GTSI can continue to significantly outpace the federal IT market growth rate by capturing new market share.  In nearly every discussion with our customers the one overwhelming concern they all have is maintaining and building IT infrastructure.”

The Bush Administration continues to make IT investments a priority.  In its recently released IT budget for FY 2006 beginning in October 2005, the Administration is requesting a 7.1% spending increase.  IT for the Department of Defense is expected to grow 4.9% and civilian agencies 9.0%. The rise in civilian agencies’ budgets is concentrated at the Department of Homeland Security, Department of Justice, and the Department of Veterans Affairs.

According to a recent study by INPUT, a government market intelligence firm, 45% of the federal governments’ IT workforce will be 50 years or older in FY 2008.  As more of these workers retire, the government will increasingly rely on solutions providers to help bridge the gap between retirees and the need to continue to support essential IT programs.  Because of this factor, GTSI’s services division will continue to work with the customer sales teams to seek out new opportunities related to product offerings.

Operations and Financial Update

As was announced in July 2004, GTSI has initiated a strategic growth plan designed to double revenue, increase margin, and improve productivity.  GTSI made significant progress in the second half of 2004, growing its sales organization, introducing new processes to improve pricing and margin, and initiating activities to increase productivity.

Tom Mutryn, GTSI’s Senior Vice President and Chief Financial Officer, commented, “GTSI ended the year in excellent financial condition, with no long-term debt and record stockholders’ equity of $92.1 million ($9.81 per share).  Expenses associated with compliance for SOX 404 and our new ERP system resulted in a significant drain on resources.  Direct expenses in 2004 associated with SOX 404 compliance totaled approximately $2 million, while the company spent close to an equal sum on our ERP system.  And these do not include the opportunity costs of our people working on these activities.”

In the fourth quarter, the company completed virtually all of the build-out of its ERP system.  Significant testing, documentation and training are currently underway, and the company anticipates going live in the second quarter of 2005.  The system is expected to provide improved management information and facilitate efforts to realize better operating efficiencies.

December 2004 and January 2005 Monthly Sales

Sales for December 2004 were $127 million, representing a 25.2% increase of average daily sales from December 2003 of $106.3 million.  Month-end total backlog for December was $86.8 million or a 15.6% decrease versus $102.8 million for the same period last year while net bookings for December 2004 totaled $61.1 million as compared to $65.1 million for December 2003, a 1.7% decrease.

Sales for January 2005 were $54.8 million, representing a 6.2% decrease of average daily sales from January 2004 of $58.4 million.  Month-end total backlog for January was $83.1 million or a 7.3% decrease versus $89.6 million for the same period last year, while net bookings for January 2005 totaled $51.1 million as compared to $45.2 million for January 2004, a 13.1% increase (see attached table).

Conference Call

An investor conference call to discuss fourth quarter and full year results is scheduled for 11:00 a.m. Eastern Time February 23, 2005.  Interested parties are invited to participate by calling 800-247-9979 or 973-409-9254, no pass code is required.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).

Webcast will be available for replay through February 23, 2006.  To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until 6:00 pm EST, February 28, 2005.  To access the replay, please dial 877-519-4471 or 973-341-3080, pass code 5702067.

About GTSI Corp.

GTSI Corp. is an information technology (IT) solutions leader, focusing exclusively on Federal, State, and Local government customers worldwide.  For two decades, GTSI has served those customers by teaming with global IT leaders like Panasonic, Cisco, Sun Microsystems, HP, and Microsoft.  Offering a broad range of products and services, an extensive contract portfolio, and ISO 9001:2000 standard for quality management GTSI uses its Technology Practices to deliver “best of breed” solutions that help government customers do their job more effectively.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

### ### ###

GTSI Corp.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Change from 2003
	2004	2003	Actual	Percentage

Sales	$327,891	$312,457	$15,434	4.9%
Cost of sales	292,228	282,001	10,227	3.6%
Gross margin	35,663	30,456	5,207	17.1%

Operating expenses excluding special charge	34,132	24,392	9,740	39.9%
Special charge	—	5,972	(5,972)	100.0%
Operating expenses	34,132	30,364	3,768	12.4%

Income from operations	1,531	92	1,439	1564.1%

Interest and other income, net	2,760	515	2,245	435.9%
Income before income taxes	4,291	607	3,684	606.9%

Income tax provision	1,546	284	1,262	444.4%
Net income	$2,745	$323	$2,422	749.8%

Basic net income per share	$0.31	$0.04	$0.27	675.0%
Diluted net income per share	$0.29	$0.04	$0.25	625.0%

Weighted average shares outstanding:
Basic	8,881	8,343	538	6.4%
Diluted	9,451	9,208	243	2.6%

	Years Ended December 31,		Change from 2003
	2004	2003	Actual	Percentage

Sales	$1,076,148	$954,118	$122,030	12.8%
Cost of sales	954,143	857,334	96,809	11.3%
Gross margin	122,005	96,784	25,221	26.1%

Operating expenses excluding special charge	110,855	88,347	22,508	25.5%
Special charge	—	5,972	(5,972)	100.0%
Operating expenses	110,855	94,319	16,536	17.5%

Income from operations	11,150	2,465	8,685	352.3%

Interest and other income, net	5,569	2,832	2,737	96.6%
Income before income taxes	16,719	5,297	11,422	215.6%

Income tax provision	6,455	2,118	4,337	204.8%
Net income	$10,264	$3,179	$7,085	222.9%

Basic net income per share	$1.18	$0.38	$0.80	210.5%
Diluted net income per share	$1.09	$0.35	$0.74	211.4%

Weighted average shares outstanding:
Basic	8,664	8,349	315	3.8%
Diluted	9,388	9,116	272	3.0%

GTSI Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,	Change from December 31, 2003
	2004	2003	Actual	Percentage
ASSETS
Current assets:
Cash	$397	$177	$220	124.3%
Accounts receivable, net	210,606	181,988	28,618	15.7%
Merchandise inventories	59,184	55,987	3,197	5.7%
Other current assets	9,616	15,490	(5,874)	-37.9%
Total current assets	279,803	253,642	26,161	10.3%
Property and equipment, net	15,183	10,670	4,513	42.3%
Other assets	1,400	4,449	(3,049)	-68.5%

TOTAL ASSETS	$296,386	$268,761	$27,625	10.3%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,179	$12,813	$(11,634)	-90.8%
Accounts payable	173,218	152,435	20,783	13.6%
Accrued liabilities	23,950	19,491	4,459	22.9%
Accrued warranties	2,429	4,555	(2,126)	-46.7%
Total current liabilities	200,776	189,294	11,482	6.1%
Other liabilities	3,473	1,522	1,951	128.2%
Total liabilities	204,249	190,816	13,433	7.0%
Stockholders’ equity	92,137	77,945	14,192	18.2%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$296,386	$268,761	$27,625	10.3%

GTSI Corp.

	Business Days in Month (1)	Sales ($ in Millions)	Year-over-Year Change Average Daily Sales	Month-End Total Backlog ($ in Millions)	Year-over-Year Change	Monthly Bookings ($ in Millions)	Year-over-Year Change Average Daily Bookings

January 2002	22	$46.8	—	$72.2	—	$42.4	—
February 2002	19	50.3	—	99.7	—	77.8	—
March 2002	20	79.6	—	93.5	—	73.4	—
April 2002	22	46.0	—	102.8	—	55.3	—
May 2002	22	61.4	—	115.3	—	73.9	—
June 2002	20	93.6	—	118.4	—	96.7	—
July 2002	22	74.2	—	121.9	—	77.7	—
August 2002	22	82.6	—	131.2	—	91.9	—
September 2002	20	120.0	—	203.6	—	192.4	—
October 2002	23	104.5	—	161.2	—	62.1	—
November 2002	19	94.0	—	106.6	—	39.4	—
December 2002	21	81.7	—	91.3	—	66.4	—
January 2003	22	53.5	14.3%	92.5	28.1%	54.7	29.0%
February 2003	19	55.8	10.9%	85.1	-14.6%	48.4	-37.8%
March 2003	21	69.6	-16.7%	72.2	-22.8%	56.7	-26.4%
April 2003	22	48.3	5.0%	89.8	-12.7%	65.9	19.2%
May 2003	20	60.4	8.2%	86.8	-24.7%	57.4	-14.6%
June 2003	21	81.0	-17.6%	106.2	-10.3%	100.4	-1.1%
July 2003	22	75.5	1.8%	116.5	-4.4%	85.8	10.4%
August 2003	21	65.4	-17.1%	131.6	0.3%	80.5	-8.2%
September 2003	21	132.2	4.9%	228.3	12.1%	228.9	13.3%
October 2003	23	113.0	8.1%	192.9	19.7%	77.6	25.0%
November 2003	18	93.2	4.7%	144.0	35.1%	44.3	18.7%
December 2003	22	106.3	24.2%	102.8	12.6%	65.1	-6.4%
January 2004	21	58.4	14.4%	89.6	-3.1%	45.2	-13.4%
February 2004	19	52.3	-6.3%	83.1	-2.4%	45.8	-5.4%
March 2004	23	67.9	-10.9%	98.0	35.7%	82.8	33.3%
April 2004	22	73.8	52.8%	123.0	37.0%	98.8	49.9%
May 2004	20	72.2	19.5%	132.9	53.1%	82.1	43.0%
June 2004	22	93.0	9.6%	155.0	46.0%	115.1	9.4%
July 2004	21	89.5	24.2%	173.0	48.5%	107.5	31.3%
August 2004	22	84.9	23.9%	192.8	46.5%	104.7	24.2%
September 2004	21	156.2	18.2%	257.0	12.6%	220.4	-3.7%
October 2004	21	107.7	4.4%	207.8	7.7%	58.5	-17.4%
November 2004	20	93.2	-10.0%	152.7	6.0%	38.1	-22.6%
December 2004	21	127.0	25.2%	86.8	-15.6%	61.1	-1.7%
January 2005	21	54.8	-6.2%	83.1	-7.3%	51.1	13.1%

(1) All percentage calculations are based on data per business day calculations